VECTOR GROUP LTD. AND SUBSIDIARIES
SELECT FINANCIAL DATA
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

	(Unaudited)
Revenues
Tobacco*	$270,616	$264,170	$254,890	$228,085
Real estate	162,565	185,563	161,022	132,256
E-Cigarettes	(2,851)	201	261	419
Total revenues	430,330	449,934	416,173	360,760

Expenses:
Cost of sales:
Tobacco*	191,585	174,418	174,867	157,030
Real estate	100,981	121,078	103,870	84,358
E-Cigarettes	22	421	467	630
Total cost of sales	292,588	295,917	279,204	242,018

Operating, selling, administrative and general expenses	86,772	79,352	79,916	74,181
Litigation settlement and judgment expense	14,229	3,750	1,250	843
Restructuring expense	5,709	1,548	—	—
Operating income	31,032	69,367	55,803	43,718

Other income (expenses):
Interest expense	(24,286)	(32,898)	(31,761)	(31,746)
Change in fair value of derivatives embedded within convertible debt	5,695	7,044	5,256	6,460
Equity in earnings (losses) from real estate ventures	723	(916)	1,856	338
Equity in (losses) earnings from investments	(26)	(1,103)	(2,163)	612
(Loss) gain on sale of investment securities available for sale	(880)	(821)	(190)	13,029
Impairment of investment securities available for sale	(635)	(12,211)	—	—
Other, net	1,308	1,342	1,821	1,937
Income before provision for income taxes	12,931	29,804	30,622	34,348
Income tax expense	3,494	13,694	11,178	12,867

Net income	9,437	16,110	19,444	21,481

Net income attributed to non-controlling interest	(1,533)	(3,644)	(1,837)	(260)

Net income attributed to Vector Group Ltd.	$7,904	$12,466	$17,607	$21,221

Per basic common share:

Net income applicable to common shares attributed to Vector Group Ltd.	$0.06	$0.10	$0.14	$0.18

Per diluted common share:

Net income applicable to common shares attributed to Vector Group Ltd.	$0.06	$0.10	$0.14	$0.18

Cash distributions declared per share	$0.40	$0.38	$0.38	$0.38
* Revenues and Cost of goods sold include excise taxes of $118,342, $112,773, $108,912 and $97,359 respectively.